Exhibit 99.1

PINNACLE ENTERTAINMENT REPORTS 2013 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

LAS VEGAS, February 12, 2014 - Pinnacle Entertainment, Inc. (NYSE: PNK) today reported financial results for the fourth quarter and full year ended December 31, 2013.

2013 Fourth Quarter Highlights:

•
Net revenues increased by $280.3 million or 110% year over year to $535 million, and Consolidated Adjusted EBITDA increased by $84 million or 148.9% year over year to $140.5 million. These results include the operations of Ameristar for the entire 2013 fourth quarter.

•
On a same store basis, with the Company's current continuing operations applied to both periods, management estimates that 2013 fourth quarter EBITDA increased by 2.8% and margins expanded by 118 basis points year over year despite a 1.8% decline in net revenues.

•	Management estimates that approximately $26 million of recurring annual cost synergies from the Ameristar merger were implemented at the end of the 2013 fourth quarter.

•
Income from continuing operations increased by $39.7 million to $8.6 million from a loss of $31.1 million in the prior year period. 2013 fourth quarter income from continuing operations included $7.6 million of amortization related to the acquired Ameristar player lists and non-cash write-downs of the carrying values of various assets.

•	GAAP net income per share was $0.25 versus a loss per share of $0.72 in the prior year period. Adjusted income per share increased by $0.24 to $0.31 from $0.07 in the prior year period.

2013 Full Year and Additional Highlights:

•	On August 13, 2013, Pinnacle completed the acquisition of Ameristar Casinos, Inc. for $2.8 billion including assumed debt. The transaction added eight properties to the Company's portfolio.

•
Full year 2013 net revenues increased by $485 million or 48.4% to $1.5 billion, and Consolidated Adjusted EBITDA increased by $120.4 million or 48.1% to $370.7 million. These results include the operations of Ameristar for 141 days.

•
On November 22, 2013, the Company completed the sale of its equity interests in the entity developing the Ameristar Casino Lake Charles project. The Company received approximately $180 million in cash, which excludes $35 million of deferred consideration.

•
The sale of Lumiere Place Casino and Hotels for cash consideration of $260 million remains on track for completion in the first half of 2014. The Company began accounting for Lumiere Place Casino and Hotels as a discontinued operation in the 2013 third quarter.

•
In January 2014, the Company opened the hiring center for Belterra Park Gaming & Entertainment Center in Cincinnati, Ohio and paid the initial $10 million installment for its video lottery terminal license to the Ohio Lottery Commission. Belterra Park's construction budget remains $209 million, and is scheduled to open on May 1, 2014 pending required regulatory approvals.

•
During the 2013 fourth quarter, the Company repaid approximately $230 million of term loans, principally with proceeds from the divestiture of the Ameristar Casino Lake Charles development project, for a net reduction of total debt of approximately $116 million after giving effect to incremental revolving credit facility drawings during the quarter.

In the 2013 fourth quarter, revenues increased by $280.3 million or 110% to $535 million, while Consolidated Adjusted EBITDA was $140.5 million, an increase of $84.0 million or 148.9%, as compared to the same period in 2012. These results include the operations of Ameristar for the entire 2013 fourth quarter.

Summary of Fourth Quarter Results

(in thousands, except per share data)	Three months ended December 31,
	2013	2012
Net revenues	$535,035	$254,764
Consolidated Adjusted EBITDA (1)	$140,487	$56,445
Consolidated Adjusted EBITDA margin (1)	26.3%	22.2%
Operating income (2)	$69,751	$22,913
Income (loss) from continuing operations	$8,648	$(31,075)
Income (loss) from continuing operations margin	1.6%	(12.2)%
GAAP net income (loss)	$15,010	$(42,396)
Diluted net income (loss) per share	$0.25	$(0.72)
Adjusted income per share (1)	$0.31	$0.07

(1)
For a further description of Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, and Adjusted income per share, please see the section entitled “Non-GAAP Financial Measures” and the reconciliations to the GAAP equivalent financial measures below.

(2)
Operating income in the 2013 fourth quarter includes $1.2 million in pre-opening and development costs, principally comprised of pre-opening expenses associated with the development of Belterra Park and severance costs stemming from the integration of Ameristar, versus $3.1 million in the prior year period, and a $3.0 million net negative impact related to write-downs, reserves and recoveries versus a net negative impact of $0.6 million in the prior year period.

Operating income was $69.8 million in the 2013 fourth quarter versus $22.9 million in the prior year period. Income from continuing operations increased by $39.7 million to $8.6 million in the 2013 fourth quarter from a loss of $31.1 million in the prior year period. 2013 fourth quarter income from continuing operations included $7.6 million of amortization related to the acquired Ameristar player lists and non-cash write-downs of the carrying values of various assets.

GAAP net income per share was $0.25 in the 2013 fourth quarter versus a loss of $0.72 in the prior year period. Adjusted income per share increased by $0.24 to $0.31 in the 2013 fourth quarter from $0.07 in the prior year period.

Anthony Sanfilippo, Chief Executive Officer of Pinnacle Entertainment, commented, "The fourth quarter capped a very successful 2013 for Pinnacle Entertainment, a year that was highlighted by the completion of our transformational acquisition of Ameristar Casinos. Since closing the acquisition, we have made substantial progress integrating our businesses.

"We faced the same challenges that others in our industry and other consumer businesses experienced during the 2013 fourth quarter. Despite this, we executed very effectively and our Company delivered same store EBITDA growth through an intense focus on operational efficiency and a realization of synergies from the Ameristar merger. We made thoughtful adjustments to the expense structures of our properties, principally through marketing reinvestment and promotional spending reductions and the elimination of non value added expenses. On a same store basis, assuming the Company's current continuing operations are applied to both periods, our 2013 fourth quarter EBITDA increased by 2.8 percent or approximately $3.8 million and our margins expanded by 118 basis points year over year. This result was achieved despite a 1.8 percent or $9.9 million decline in net revenues. We have continued to prudently manage our operating cost structure in the 2014 first quarter, and will maintain that discipline throughout 2014.

"Our L'Auberge Baton Rouge property began to ramp up meaningfully in the 2013 fourth quarter. The property is increasingly attracting regional high end play, all while continuing to build its local guest visitation and market presence. On the expense side, refinements have been made to the property's cost structure and its marketing efficiency has improved. These factors have led to the property's cash flow more than doubling in the 2013 fourth quarter, with margins exceeding 20 percent.

"At River City in St. Louis, the 2013 fourth quarter was the first full quarter of operations with its full amenity set. The 200-room hotel and event center, which was completed in September 2013, has enhanced the property's entertainment value and its ability to attract and reward its best guests. Both revenue and cash flow grew in the 2013 fourth quarter, and we believe the expansion of this facility will allow us to further ramp up the property's financial performance.

"At Belterra Park Gaming and Entertainment Center, we are progressing rapidly toward its scheduled May 1, 2014 opening date. We are very excited about the prospects for this project given its great location and site access, and proximity to nearby entertainment venues such as the 22,000-seat River Bend concert center and Coney Island Amusement Park. The property will be an excellent addition to the dining and entertainment options in metropolitan Cincinnati," concluded Mr. Sanfilippo.

2013 Fourth Quarter Operational Overview

Midwest Segment
In the Midwest segment, revenues increased by $196.9 million or 231.1% year over year to $282.1 million in the 2013 fourth quarter. Adjusted EBITDA increased by $62.4 million or 298.4% to $83.3 million. Adjusted EBITDA margins were 29.5%, an increase of 500 basis points year over year. The addition of Ameristar properties contributed $196.8 million to Midwest segment net revenues in the 2013 fourth quarter.

In the 2013 fourth quarter, Midwest segment results were negatively affected by a generally challenging revenue environment in its core gaming markets. Belterra experienced year over year declines in its key metrics as a result of a new competitor in Cincinnati, Ohio ramping up its operations. However, a focus on cost control permitted the property to produce EBITDA growth and margin expansion during the 2013 fourth quarter. The new competing facility opened in March 2013.

South Segment
In the South segment, revenues increased by $29.1 million or 17.2% year over year to $198.3 million in the 2013 fourth quarter. Adjusted EBITDA increased by $23.2 million or 57.9% to $63.2 million. Adjusted EBITDA margins were 31.9%, an increase of 822 basis points year over year. The addition of an Ameristar property contributed $25.9 million to South segment net revenues in the 2013 fourth quarter.

In the 2013 fourth quarter, South segment results were driven by strong revenue and cash flow performance at the Company's L'Auberge Lake Charles and L'Auberge Baton Rouge properties. Lake Charles delivered solid revenue, EBITDA and margin growth in the 2013 fourth quarter through a combination of strong regional demand trends and cost discipline. L'Auberge Baton Rouge continued to ramp up its revenue with further penetration of the Baton Rouge gaming market and increasing high end regional gaming volume. EBITDA and margin performance at the property was a record in the 2013 fourth quarter, driven by cost efficiencies and revenue growth. Boomtown Bossier was impacted by the addition of a new competitor in the Bossier City/Shreveport gaming market in June 2013, which negatively affected its financial performance.

West Segment
West segment revenues were $52.6 million in the 2013 fourth quarter, and Adjusted EBITDA was $17.1 million. Segment Adjusted EBITDA margins were 32.6%. Ameristar properties comprised 100% of total West segment revenues in the 2013 fourth quarter.

Corporate Expenses and Other
Corporate expenses and Other, which is principally comprised of corporate overhead expenses, as well as the Heartland Poker Tour and Retama Park management operations, increased by $18.7 million year over year to $23.1 million in the 2013 fourth quarter. The increase in corporate overhead expenses in the 2013 fourth quarter was driven by the acquisition of Ameristar and due to the change in allocation methodology for corporate expenses implemented in the 2013 third quarter.

Divestiture Update
On November 22, 2013, the Company completed the sale of its equity interests in the entity developing the Ameristar Casino Lake Charles project. At closing, the Company received approximately $180 million in cash, which excludes approximately $35 million of deferred consideration. The Company used the net cash proceeds received at closing to repay approximately $180 million of aggregate principal amount of its Term Loan B-1 under its Amended and Restated Credit Agreement.

On August 16, 2013, the Company entered into a definitive agreement to divest Lumiere Place Casino and Hotels for cash consideration of $260 million. The divestiture of Lumiere Place Casino and Hotels is being executed pursuant to a FTC consent order and is expected to be completed in the first half of 2014. The Company began accounting for Lumiere Place Casino and Hotels as a discontinued operation in the 2013 third quarter.

Ameristar Integration Making Solid Progress
Carlos Ruisanchez, President and Chief Financial Officer of Pinnacle Entertainment, commented, “Our Company achieved several key integration objectives during the 2013 fourth quarter. First, we have made big strides in marrying the cultures of Pinnacle and Ameristar and unifying the Company's key leaders and team members. Second, we made progress on the integration of our marketing infrastructure and have begun implementing the best practices we identified across the entire portfolio. Third, we rationalized the cost structure of our corporate service center operations, and are also beginning to enjoy some of the benefits and efficiencies of our larger scale. At the end of 2013, we estimate that we have implemented approximately $26 million of recurring annual cost synergies, and we expect to have meaningfully more as we implement changes in 2014.

"As we look further into 2014, we are focused on keeping our positive momentum with the integration, and have several key objectives in front of us. We are currently in the process of rolling out hotel and database yield management tools to the legacy Ameristar properties. We expect to relaunch our guest loyalty program in April 2014 to qualifying guests of both legacy companies. The relaunch will bring unique and exciting benefits to the members of the combined Company's player affinity program. These efforts, along with other operating initiatives, will continue to improve our financial profile.

"On the balance sheet, we continued to demonstrate our commitment to prudently managing our debt and leverage by deploying asset sale proceeds and cash flow from operations to debt reduction. We are very enthusiastic about the future prospects for our Company and value creation opportunities that lie in front of us," concluded Mr. Ruisanchez.

Liquidity, Capital Expenditures and Interest Expense

Liquidity
At December 31, 2013, the Company had approximately $191.9 million in cash and cash equivalents. As of December 31, 2013, $493.6 million was drawn on the Company’s $1.0 billion revolving credit facility and approximately $8.6 million of letters of credit were outstanding. Total debt at the end of the 2013 fourth quarter was approximately $4.38 billion.

During the 2013 fourth quarter, the Company repaid approximately $230 million of term loans, principally with proceeds from the divestiture of the Ameristar Casino Lake Charles development project, for a net reduction of total debt of approximately $116 million after giving effect to incremental revolving credit facility drawings during the quarter. Upon completion of the divestiture of Lumiere Place Casino & Hotels, the Company plans to use the net proceeds received in the transaction to reduce outstanding borrowings under its Amended and Restated Credit Agreement.

Capital Expenditures
Capital expenditures totaled approximately $107.2 million during the 2013 fourth quarter. In the 2013 fourth quarter, cash expenditures totaled $3.1 million for the River City expansion, $27.9 million for the Belterra Park redevelopment project, and $7.1 million for the Ameristar Lake Charles development project. Excluding land and capitalized interest costs, the Company has incurred approximately $80.1 million of the $82 million budget for the River City expansion project and $92.2 million of the $209 million budget for the Belterra Park redevelopment.

During 2014, the Company expects to spend between $90 million and $110 million on capital expenditures associated with its existing operating properties, corporate initiatives and the Ameristar integration. The Company expects to incur the remaining expansion capital expenditures for Belterra Park and the Boomtown New Orleans hotel during 2014. The Company expects to fund capital expenditures principally with internally generated cash flow.

Interest Expense
Gross interest expense before capitalized interest was $65.6 million in the 2013 fourth quarter, compared to $29.1 million in the prior year period. The increase in gross interest expense is attributable to the additional debt incurred to fund the Company's acquisition of Ameristar. Capitalized interest in the 2013 fourth quarter was $1.1 million versus $2.6 million in the prior year period. In the 2013 fourth quarter, the Company capitalized interest expense on its expenditures related to the Belterra Park redevelopment project, the Ameristar Casino Lake Charles development project, and Boomtown New Orleans hotel tower.

Investor Conference Call
Pinnacle Entertainment will hold a conference call for investors today, Wednesday, February 12, 2014, at 10:00 a.m. Eastern Time (7:00 a.m. Pacific Time) to discuss its 2013 fourth quarter and full year financial and operating results. Investors may listen to the call by dialing (706) 679-7241. The code to access the conference call is 31970734. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.

A replay of the conference call will be available to all interested parties in the Events & Presentations section of the Company’s Investor Relations website following its conclusion. The Company’s Investor Relations website can be accessed at http://investors.pnkinc.com.

Non-GAAP Financial Measures
Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, Adjusted net income (loss), and Adjusted income (loss) per share are non-GAAP measurements. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, income (loss) from equity method investments, non-controlling interest and discontinued operations. The Company defines Adjusted net income (loss) as net income (loss) before pre-opening and development expenses, asset impairment costs, impairment of equity method investment, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, income (loss) from equity method investment, non-controlling interest and discontinued operations and adjustment for taxes on such items. The Company defines Adjusted income (loss) per share as Adjusted net income (loss) divided by the weighted-average number of shares of the Company’s common stock outstanding. The Company defines Consolidated Adjusted EBITDA margin as Consolidated Adjusted EBITDA divided by revenues on a consolidated basis. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historical activity.

The Company uses Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin as relevant and useful measures to compare operating results between accounting periods. The presentation of Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued. Management also reviews pre-opening and development expenses separately, as such expenses are also included in total project costs when assessing budgets and project returns, and because such costs relate to anticipated future revenues and income. Management believes that Consolidated Adjusted EBITDA is a useful measure for investors because it is an indicator of the strength and performance of ongoing business operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value of companies within our industry.  Consolidated Adjusted EBITDA also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.

Adjusted net income (loss) is presented solely as supplemental disclosure, as this is one method that management reviews and uses to analyze the performance of its core operating business. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful analytic tools as they enable management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as impairments of intangible assets or costs associated with the Company’s development activities. Management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful to investors since these adjustments provide a measure of performance that more closely resembles widely used measures of performance and valuation in the gaming industry. Adjusted net income (loss) and Adjusted income (loss) per share do not include the costs of the Company’s development activities, certain asset sale gains, or the costs of its refinancing activities, but the

Company compensates for these limitations by using other comparative measures to assist in evaluating the performance of its business.

EBITDA measures, such as Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin, Adjusted net income (loss), and Adjusted income (loss) per share are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for a reconciliation of Consolidated Adjusted EBITDA to Income (loss) from continuing operations, a reconciliation of GAAP net (loss) income to Adjusted net income (loss), a reconciliation of GAAP income (loss) per share to Adjusted income (loss) per share, and a reconciliation of Consolidated Adjusted EBITDA margin to Income (loss) from continuing operations margin.

Definition of Adjusted EBITDA and Adjusted EBITDA Margin for Operating Segments
The Company defines Adjusted EBITDA for each operating segment as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, inter-company management fees, gain (loss) on early extinguishment of debt, gain (loss) on sale of discontinued operations, and discontinued operations. The Company defines Adjusted EBITDA margin for each operating segment as Adjusted EBITDA divided by revenues for such segment. The Company uses Adjusted EBITDA and Adjusted EBITDA margin to compare operating results among its properties and between accounting periods.

About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates 14 casinos, located in Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri and Nevada. In addition, Belterra Park Gaming & Entertainment Center, in Cincinnati, Ohio, will open in May 2014. Pinnacle holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

All statements included in this press release, other than historical information or statements of historical fact, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future operating performance; future growth; ability to implement strategies to improve revenues and operating margins at the Company’s properties; the timing and completion of the divestitures required by the Federal Trade Commission ("Commission") in connection with the Ameristar acquisition; the ability of the Company to continue to meet its financial and other covenants governing its indebtedness, including in connection the divestitures; the expected synergies, cost savings and benefits of the Ameristar transaction, including the expected accretive effect of the transaction on the Company’s financial results and profit; the anticipated benefits of geographic diversity that would result from the Ameristar transaction and the expected results of Ameristar’s gaming properties, prospective performance and opportunities; the budgets, completion and opening schedules of the Company’s various projects; the facilities, features and amenities of the Company’s various projects; the ability of the Company to sell or otherwise dispose of discontinued operations, and the Company's anticipated future capital expenditures; are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors and uncertainties that could cause actual results to differ materially from those reflected by such statements. Such factors and uncertainties include, but are not limited to: (a) the Company's business may be sensitive to reductions in consumers' discretionary spending as a result of downtowns in the economy; (b) global financial conditions may have an impact on the Company's business and financial condition in ways that the Company currently cannot accurately predict; (c) significant competition in the gaming industry in all of the Company's markets could adversely affect the Company's revenues and profitability; (d) many factors, including the escalation of construction costs beyond increments anticipated in its construction budgets and unexpected construction delays, could prevent the Company from completing its various projects within the budgets and on time, including the Belterra Park project and the Boomtown New Orleans hotel project; (e) the ability and timing to complete the divestitures as part of the effort to reach a resolution with the Commission; (f) the ability and timing to obtain required regulatory approvals in connection with the divestitures; (g) the ability and timing of the Company to achieve the expected synergies, cost savings, and other benefits of the Ameristar transaction may be affected by many factors, including our ability to successfully integrate the two companies and reduce costs and expenses; (h) the Company's ability to obtain future financings on the terms expected, or at all; (i) the terms of the Company’s credit facility and the indentures governing its senior and subordinated indebtedness impose operating and financial restrictions on the Company; and (j) other risks, including those as may be detailed from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"). For more information on the potential factors that could affect the Company's financial results and business, review the Company's filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

Ameristar, Belterra, Boomtown, Casino Magic, Heartland Poker Tour, L’Auberge Lake Charles, L’Auberge Baton Rouge, Lumière Place, River City, Belterra Park, and River Downs are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.

Investor Relations	Media Relations
Vincent J. Zahn, CFA	Kerry Andersen
Vice President, Finance and Investor Relations	Director, Public Relations
702/541-7777 or investors@pnkmail.com	337/395-7631 or kandersen@pnkmail.com

- financial tables follow -

Pinnacle Entertainment, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data, unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Revenues:
Gaming	$479,616	$228,289	$1,327,266	$892,284
Food and beverage	28,629	13,448	78,857	53,474
Lodging	10,788	5,024	31,297	21,937
Retail, entertainment and other	16,002	8,003	50,416	35,141
Total revenues	535,035	254,764	1,487,836	1,002,836
Expenses and other costs:
Gaming	259,027	135,228	733,459	501,354
Food and beverage	25,949	12,379	69,756	47,110
Lodging	4,690	3,257	14,820	11,624
Retail, entertainment and other	6,559	3,947	23,303	19,852
General and administrative	101,623	45,161	287,381	181,175
Depreciation and amortization	63,273	28,187	148,456	82,689
Pre-opening and development	1,157	3,064	89,009	21,508
Write-downs, reserves and recoveries, net	3,006	628	17,265	829
Total expenses and other costs	465,284	231,851	1,383,449	866,141
Operating income	69,751	22,913	104,387	136,695
Interest expense, net	(64,392)	(26,324)	(169,812)	(93,670)
Loss on early extinguishment of debt	—	—	(30,830)	(20,718)
Loss from equity method investments	—	(26,574)	(92,181)	(30,780)
Income (loss) from continuing operations before income taxes	5,359	(29,985)	(188,436)	(8,473)
Income tax benefit (expense)	3,289	(1,090)	55,055	(4,764)
Income (loss) from continuing operations	8,648	(31,075)	(133,381)	(13,237)
Income (loss) from discontinued operations, net of income taxes	6,347	(11,321)	(122,540)	(18,568)
Net income (loss)	14,995	(42,396)	(255,921)	(31,805)
Net loss attributable to non-controlling interest	(15)	—	(51)	—
Net income (loss) attributable to Pinnacle Entertainment, Inc.	$15,010	$(42,396)	$(255,870)	$(31,805)
Net income (loss) per common share—basic
Income (loss) from continuing operations	$0.15	$(0.53)	$(2.27)	$(0.22)
Income (loss) from discontinued operations, net of income taxes	0.11	(0.19)	(2.09)	(0.30)
Net income (loss) per common share—basic	$0.26	$(0.72)	$(4.36)	$(0.52)
Net income (loss) per common share—diluted
Income (loss) from continuing operations	$0.14	$(0.53)	$(2.27)	$(0.22)
Income (loss) from discontinued operations, net of income taxes	0.11	(0.19)	(2.09)	(0.30)
Net income (loss) per common share—diluted	$0.25	$(0.72)	$(4.36)	$(0.52)

Number of shares—basic	59,178	58,765	58,707	61,258
Number of shares—diluted	61,120	58,765	58,707	61,258

1

Pinnacle Entertainment, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2013	December 31, 2012
	(Unaudited)
ASSETS
Cash and cash equivalents	$191,938	$94,800
Other assets, including restricted cash	1,608,425	268,482
Land, buildings, vessels and equipment, net	3,039,874	1,285,871
Assets of discontinued operations held for sale	319,189	459,841
Total assets	$5,159,426	$2,108,994

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities, other than long-term debt	$361,618	$196,454
Long-term debt, including current portion	4,380,051	1,440,501
Deferred income taxes	166,484	3,493
Liabilities of discontinued operations held for sale	26,103	21,429
Total liabilities	4,934,256	1,661,877
Total stockholders' equity	225,170	447,117
Total liabilities and stockholders' equity	$5,159,426	$2,108,994

2

Pinnacle Entertainment, Inc.
Supplemental Information
Revenues and Adjusted EBITDA,
Reconciliation of Consolidated Adjusted EBITDA to Income (Loss) from Continuing Operations, and Reconciliation of Consolidated Adjusted EBITDA Margin
to Income (Loss) from Continuing Operations Margin
(In thousands, unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2013	2012	2013	2012
Revenues:
South (a)	$198,296	$169,207	$748,112	$634,919
Midwest (b)	282,136	85,213	650,853	367,295
West (c)	52,618	—	82,906	—
Total Segment Revenues	533,050	254,420	1,481,871	1,002,214
Corporate and Other (d)	1,985	344	5,965	622
Total Revenues	$535,035	$254,764	$1,487,836	$1,002,836

Adjusted EBITDA (e):
South (a)	$63,173	$40,001	$213,533	$176,614
Midwest (b)	83,310	20,911	183,736	94,270
West (c)	17,131	—	27,740	—
Segment Adjusted EBITDA	163,614	60,912	425,009	270,884
Corporate expenses and Other (d)	(23,127)	(4,467)	(54,328)	(20,609)
Consolidated Adjusted EBITDA (e)	$140,487	$56,445	$370,681	$250,275

Other benefits (costs):
Depreciation and amortization	$(63,273)	$(28,187)	$(148,456)	$(82,689)
Pre-opening and development	(1,157)	(3,064)	(89,009)	(21,508)
Non-cash share-based compensation expense	(3,300)	(1,653)	(11,564)	(8,554)
Write-downs, reserves and recoveries, net	(3,006)	(628)	(17,265)	(829)
Interest expense, net	(64,392)	(26,324)	(169,812)	(93,670)
Loss from equity method investment	—	(26,574)	(92,181)	(30,780)
Loss on early extinguishment of debt	—	—	(30,830)	(20,718)
Income tax benefit (expense)	3,289	(1,090)	55,055	(4,764)
Income (loss) from continuing operations	$8,648	$(31,075)	$(133,381)	$(13,237)
Consolidated Adjusted EBITDA margin % (e)	26.3%	22.2%	24.9%	25.0%
Income (loss) from Continuing Operations margin %	1.6%	(12.2)%	(9.0)%	(1.3)%

(a)	South segment includes: Ameristar Vicksburg, Boomtown Bossier City, Boomtown New Orleans, L’Auberge Baton Rouge, and L’Auberge Lake Charles.

(b)
Midwest segment includes: Ameristar Council Bluffs, Ameristar East Chicago, Ameristar Kansas City, Ameristar St. Charles, Belterra Casino Resort & Spa, Belterra Park (formerly River Downs) and River City.

(c)	West segment includes Ameristar Black Hawk, Cactus Pete's and the Horseshu.

(d)
Corporate expenses and Other includes corporate expenses, as well as the results of Heartland Poker Tour and from the management of Retama Park Racetrack. Corporate expenses and Other for the 2013 third and fourth quarter reflect a new corporate expense allocation methodology. The historical periods have not been recast to reflect the change of corporate expense allocation methodology, as such re-allocations were not deemed material.

(e)	See discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin.

3

Pinnacle Entertainment, Inc.
Supplemental Information
Reconciliations of GAAP Net Income (Loss) to Adjusted Net Income
and GAAP Net Income (Loss) Per Share to Adjusted Income Per Share
(In thousands, except per share amounts, unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2013	2012	2013	2012
GAAP net income (loss)	$15,010	$(42,396)	$(255,870)	$(31,805)
Pre-opening and development	1,157	3,064	89,009	21,508
Write-downs, reserves and recoveries, net	3,006	628	17,265	829
Impairment of equity method investment	—	26,574	92,181	30,780
Loss on early extinguishment of debt	—	—	30,830	20,718
Addition to legal reserves	—	—	3,260	—
Amortization and non-cash write downs(a)	7,575	4,727	10,955	4,727
Adjustment for income taxes	(2,027)	426	(64,159)	(679)
Loss (income) from discontinued operations, net of income taxes	(6,347)	11,321	122,540	18,568
Adjusted net income (b)	$18,374	$4,344	$46,011	$64,646

GAAP net (loss) income per share	$0.25	$(0.72)	$(4.36)	$(0.52)
Pre-opening and development	0.02	0.05	1.52	0.35
Write-downs, reserves and recoveries, net	0.05	0.01	0.29	0.01
Impairment of equity method investment	—	0.45	1.57	0.50
Loss on early extinguishment of debt	—	—	0.53	0.34
Addition to legal reserves	—	—	0.06	—
Amortization and non-cash write downs(a)	0.12	0.08	0.19	0.08
Adjustment for income taxes	(0.03)	0.01	(1.09)	(0.01)
Loss (income) from discontinued operations, net of income taxes	(0.10)	0.19	2.09	0.30
Adjusted income per share (b)	$0.31	$0.07	$0.78	$1.05
Number of shares—diluted	61,120	58,765	58,707	61,258

(a)	Includes $7.6 million of amortization related to the acquired Ameristar player lists and non-cash write-downs of the carrying values of various assets.

(b)	See discussion of Non-GAAP Financial Measures above for detailed descriptions of Adjusted net income and Adjusted income per share.

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